Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports Record Second Quarter 2004 Sales of $107.0 Million, an Increase of 35.9%,
and Earnings of $28.8 Million, an Increase of 59.6%

LAURELTON, N.Y., July 22, 2004-Eon Labs, Inc. (Nasdaq: ELAB) today reported net income of $28.8 million for the second quarter ended June 30, 2004, compared to $18.0 million in the comparable quarter in 2003, an increase of 59.6%.  For the six months ended June 30, 2004, net income was $61.1 million, compared to $33.1 million in the comparable period in 2003, an increase of 84.4%.

Diluted earnings per share was $0.32 for the second quarter ended June 30, 2004, compared to $0.20 per share in the comparable quarter in 2003, an increase of 60.0%.  The second quarter ended June 30, 2004 included the receipt of a $3.0 million bond, which increased earnings by $0.02 per share, related to the settlement of all patent infringement litigation involving Bupropion HCl, ER 100mg and 150mg tablets.  The second quarter ended June 30, 2003 included the recovery of legal fees of $3.5 million related to patent infringement litigation involving Nabumetone which increased earnings by $0.02 per share.

For the six months ended June 30, 2004, diluted earnings per share was $0.67 compared to $0.37 per share in the comparable period in 2003, an increase of 81.1%.  The six months ended June 30, 2004 included income of $0.09 per share from the receipt of a $10 million payment to settle all patent infringement litigation related to Nabumetone and the receipt of a $3.0 million bond related to the settlement of all patent infringement litigation involving Bupropion HCl, ER 100mg and 150mg tablets.  The six months ended June 30, 2003 included income of $0.02 per share from the $3.5 million recovery of legal fees related to patent infringement litigation involving Nabumetone.

Net sales were a record $107.0 million for the second quarter ended June 30, 2004, compared to $78.7 million in the comparable period in 2003, an increase of 35.9%.  The sales growth in the second quarter was due principally to sales of Bupropion HCl, ER 100mg and 150mg tablets which were introduced during the first quarter of 2004.  Other products introduced at the end of or subsequent to the second quarter ended June 30, 2003 that also contributed to the increase in net sales included Midodrine HCl, Metolazone USP, Mirtazapine, Benazepril HCl and Benazepril/HCTZ.  Net sales were $211.2 million for the six months ended June 30, 2004, compared to $149.5 million in the comparable period in 2003, an increase of 41.2%.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “Sales of Bupropion, combined with important contributions from our other products, resulted in record sales for the second quarter.  With the higher investment levels in research and development, we are also on track to reach our targeted number of ANDA filings for the year.”

Currently, the Company has 27 ANDAs pending with the FDA that represent aggregate annual brand sales in excess of $12.5 billion.

The Company expects net sales and diluted earnings per share for the third quarter of 2004 to be between $105 million and $110 million and $0.27 and $0.31 per share, respectively.  For the full year 2004, the Company estimates net sales and diluted earnings per share to be between $420 million and $440 million and $1.21 and $1.25 per share, respectively.  Full year guidance includes the receipt of a $10 million payment to settle all patent infringement litigation relating to Nabumetone and the receipt of a $3.0 million bond to settle all patent infringement litigation related to Bupropion HCl, ER 100mg and 150mg tablets.  These amounts have been recorded as other income during the six months ended June 30, 2004 and increase expected diluted earnings per share for the full year by $0.09 per share.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 59.7% for the second quarter ended June 30, 2004 compared to 52.9% for the comparable quarter in 2003.  The gross margin for the quarter ended June 30, 2004 reflected the benefit of a favorable product mix, principally from the introduction of Bupropion HCl, ER, and increased utilization of manufacturing capacity.

Other selling, general and administrative expenses increased to $12.4 million for the second quarter ended June 30, 2004, compared to $5.3 million in the same quarter in 2003.  The second quarter ended June 30, 2003 included the recovery of legal fees aggregating $3.5 million related to patent infringement litigation involving Nabumetone.  Excluding the recovery of legal fees, other selling, general and administrative expenses increased by $3.6 million.  As a percentage of net sales, excluding the recovery of legal fees, other selling, general and administrative expenses increased 0.4% to 11.6% for the second quarter ended June 30, 2004 compared to the comparable quarter in 2003.  The increase is primarily attributable to higher insurance premiums for product liability and directors’ and officers’ coverage, higher legal costs associated with patent infringement litigation and an increase in personnel related expenses.

Research and development expenses increased 17.8% to $6.7 million for the second quarter ended June 30, 2004, compared to $5.7 million in the same quarter in 2003.  The increased research and development spending was primarily attributed to purchased materials offset principally by lower expenses for bio-studies and payments relating to the completion of defined milestones under third-party product development agreements due to the timing of such expenses.

Total other income increased $3.1 million for the second quarter ended June 30, 2004, compared to the comparable quarter in 2003 primarily due to the receipt of a $3.0 million bond to settle all patent infringement litigation relating to Bupropion HCl, ER 100mg and 150mg tablets.

The effective tax rate for the second quarter ended June 30, 2004 was 39.2%, down from 40.0% in the comparable quarter in 2003 principally due to lower state and local taxes.

The earnings per share and common share data for the three and six months ended June 30, 2004 and 2003 reflect a 2-for-1 stock split effected in the form of a 100% stock dividend distributed in June 2004 to stockholders of record at the close of business on May 17, 2004.

Eon will conduct a live audio webcast today at 10:00 a.m., Eastern Time to discuss the financial results for the second quarter of 2004.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.   Interested persons may listen to the live conference by calling toll free (800) 888-5452, or (719) 867-0660 (international).  The password for the conference call is “ELAB”.  A replay of the conference call will be available until 5:00 p.m., Eastern Time on July 28, 2004 by calling toll free (888) 203-1112, or (719) 457-0820 (international).  The passcode for the replay is 306855.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$106,962	$78,681	$211,191	$149,538
Cost of sales	43,096	37,081	85,077	69,526
Gross profit	63,866	41,600	126,114	80,012

Operating expenses:
Selling, general and administrative:
Amortization of other intangibles	940	940	1,880	1,880
Other selling, general and administrative	12,368	5,316	25,351	14,053
Research and development	6,689	5,680	12,259	9,322
Total operating expenses	19,997	11,936	39,490	25,255

Operating income	43,869	29,664	86,624	54,757

Other income and (expense):
Interest income	485	333	933	664
Interest expense	—	(16)	—	(300)
Other income, net	3,024	74	13,046	111
Total other income, net	3,509	391	13,979	475

Income before income taxes	47,378	30,055	100,603	55,232
Provision for income taxes	(18,590)	(12,023)	(39,498)	(22,093)
Net income	$28,788	$18,032	$61,105	$33,139

Net income per share data:
Basic	$0.32	$0.20	$0.69	$0.38
Diluted	$0.32	$0.20	$0.67	$0.37

Weighted average common shares outstanding:
Basic	88,770,483	88,491,194	88,740,629	88,359,842
Diluted	90,828,829	90,510,290	90,803,618	90,470,086

The earnings per share and common share data for the three and six months ended June 30, 2004 and 2003 reflect a 2-for-1 stock split effected in the form of a 100% stock dividend distributed in June 2004 to stockholders of record at the close of business on May 17, 2004.

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2004 and December 31, 2003

(Dollars in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$101,099	$43,852
Short-term investments	73,111	115,281
Other current assets	195,193	156,654
Total current assets	369,403	315,787

Property, plant and equipment, net	50,994	50,409
Goodwill and other intangible assets, net	71,061	72,941
Other assets	4,004	2,408
Total assets	$495,462	$441,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$101,818	$102,838
Long-term liabilities	9,812	9,927
Total liabilities	111,630	112,765
Total stockholders’ equity	383,832	328,780
Total liabilities and stockholders’ equity	$495,462	$441,545